[Capstone Letterhead]

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Request for Acceleration on behalf of
       Capstone Series Fund, Inc. ("Registrant")
       File Nos. 2-83397; 811-1436

Dear Sirs and Madam:

Enclosed for filing pursuant to Rule 485(a) under the Securities Act of 1933 is a post-effective amendment on Form N-1A for Capstone Series Fund, Inc. This amendment is filed under paragraph (a) of Rule 485 because it includes disclosure of the results of a meeting of shareholders of Registrant's sole series, Capstone Growth Fund ("Fund"), held October 17, 2003.  All of the new disclosure items were contained in a proxy statement filed preliminarily on June 27, 2003 and definitively on July 10, 2003 that has been reviewed by the Commission's staff. The new disclosures indicate that: (a) the director nominees, including one new director, were all elected; (b) shareholders approved an amendment to the Fund's plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 to change it from a reimbursement to a compensation plan; and (c) shareholders approved a revised set of fundamental investment restrictions. Shareholders also ratified the selection of Briggs, Bunting & Dougherty, LLP as Registrant's independent auditors.

The undersigned registrant and its principal underwriter respectfully request that the effectiveness of Registrant's post-effective amendment No. 32 be accelerated to February 28, 2003 so that Registrant's registration statement will not go stale. We believe acceleration is appropriate because all the material new items, as mentioned above, have been reviewed previously by the Commission's staff. If you have questions regarding this filing or the acceleration request, please call Olivia Adler at 202-261-3352.

Respectfully yours,

CAPSTONE SERIES FUND, INC.

by: /s/ Edward L. Jaroski
      Edward L. Jaroski, President

CAPSTONE ASSET PLANNING COMPANY

by: /s/ Edward L. Jaroski
       Edward L. Jaroski, President